UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

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HAWAIIAN HOLDINGS INC

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A Message from President & CEO Peter Ingram: Combining with Alaska Airlines for a Stronger Future

Just now, we announced that we have entered into an agreement for Hawaiian Airlines to be acquired by Alaska Air Group. While we will become part of a larger combined airline, we will maintain our iconic brand.

Today, we compete successfully against airlines many times our size, and we continue to believe we can win on the strength of our brand, our people, and our superior guest experience. However, our smaller size makes it harder to deliver the kinds of network reach, technology, and loyalty benefits that our guests have come to expect.

I am proud of the progress our company has made and confident that we have a strong future on our own. However, we believe that joining with Alaska Airlines is the best way for us to meet competitive challenges, accelerate investments in our fleet and technology, and sustain our brand into the future. That’s why I, along with the other members of our board, approved entering into this agreement.

These are some of the reasons we think this combination is good for our people and company:

•	Our brand and livery will continue, separate from Alaska Airlines’, but on a shared operating, loyalty, and technology platform. Hawaiian Airlines will remain Hawai‘i’s airline.

•

Alaska Airlines has committed to maintain and grow union-represented jobs in Hawai’i, including preserving pilot, flight attendant, and maintenance bases in Honolulu and airport operations and cargo throughout the state. There will be opportunities for non-union employees to continue with the combined company.

•

The combined entity will offer competitive pay and benefits, as well as opportunities for career progression and mobility for employees. It will continue to expand workforce development initiatives to support future career opportunities in Hawai’i and beyond.

•

Our two airlines share common values around safety, hospitality, operational excellence, and sustainability, as well as a deep commitment to investing in the communities we serve. Alaska Airlines has a similar legacy of delivering for air-service dependent communities in its namesake state.

•	Our networks are complementary and will open up many new destinations for residents of Hawai’i. Alaska Airlines is committed to maintaining robust service among the Islands.

•	Our guests will benefit from enhanced technology, enhanced loyalty program benefits and access to the oneworld Alliance.

I know this is a lot to take in at once and you will need information about what this means for you and our company going forward.

•	I would encourage everyone to join me for a brief webcast today at 1:15 p.m. HST, where I’ll share more about the combination and what it means for us.

•	If you’re unavailable today, I’ll also host an hour-long Hawaiian Live Webcast tomorrow at 1 p.m. HST with senior leaders. Both recordings will be posted to HApeople to view later.

•	Your leaders will also be reaching out today with more specific information for your workgroup and invitations to town halls.

•	I invite you to visit our information page on HApeople, where you can also submit questions.

The most important thing to keep in mind is that, for now, nothing changes. We will continue operating our standalone business until the transaction closes, which we expect will occur in 12 to 18 months. In the meantime, we must continue to focus on safety, operational excellence, and delivering ho‘okipa to our guests. We will continue to invest in the future of our business, including taking delivery of the 787 and installing Starlink Wi-Fi on our transpacific fleet.

I know this news is surprising and may be emotional for many of you, and it comes at the end of what has been a turbulent year. You have worked hard for Hawaiian Airlines’ future. We have been talking a lot lately about our values, including mālama, which encompasses stewardship of our company. I firmly believe that joining forces with Alaska Airlines is the best path to preserving the Hawaiian brand, expanding opportunities for our team, and maximizing our positive impact on the community.

Forward-Looking Statements

This communication contains forward-looking statements subject to the safe harbor protection provided by the federal securities laws, including statements relating to the expected timing of the closing of the pending acquisition (the “Transaction”) of Hawaiian Holdings Inc. (“Hawaiian Holdings”) by Alaska Air Group, Inc. (“Alaska Air Group”); considerations taken into account by Alaska Air Group’s and Hawaiian Holdings’ Boards of Directors in approving the Transaction; and expectations for Alaska Air Group and Hawaiian Holdings following the closing of the Transaction. There can be no assurance that the Transaction will in fact be consummated. Risks and uncertainties that could cause actual results to differ materially from those indicated in the forward-looking statements include: the possibility that Hawaiian Holdings shareholders may not approve the adoption of the merger agreement; the risk that a condition to closing of the Transaction may not be satisfied (or waived); the ability of each party to consummate the Transaction; that either party may terminate the merger agreement or that the closing of the Transaction might be delayed or not occur at all; possible disruption related to the Transaction to Alaska Air Group’s or Hawaiian Holding’s current plans or operations, including through the loss of customers and employees; the diversion of management time and attention from ongoing business operations and opportunities; the response of competitors to the Transaction; a failure to (or delay in) receiving the required regulatory clearances for the Transaction; uncertainties regarding Alaska Air Group’s ability to successfully integrate the operations of Hawaiian Holdings and Alaska Air Group and the time and cost to do so; the outcome of any legal proceedings that could be instituted against Hawaiian Holdings, Alaska Air Group or others relating to the Transaction; Alaska Air Group’s ability to realize anticipated cost savings, synergies or growth from the Transaction in the timeframe expected or at all; legislative, regulatory and economic developments affecting the business of Alaska Air Group and Hawaiian Holdings; general economic conditions including those associated with pandemic recovery; the possibility and severity of catastrophic events, including but not limited to, pandemics, natural disasters, acts of terrorism or outbreak of war or hostilities; and other risks and uncertainties detailed in periodic reports that Alaska Air Group and Hawaiian Holdings file with the Securities and Exchange Commission (“SEC”). All forward-looking statements in this communication are based on information available to Alaska Air Group and Hawaiian Holdings as of the date of this communication. Alaska Air Group and Hawaiian Holdings each expressly disclaim any obligation to publicly update or revise the forward-looking statements, except as required by law.

Additional Information and Where to Find It

Hawaiian Holdings, its directors and certain executive officers are participants in the solicitation of proxies from stockholders in connection with the Transaction. Hawaiian Holdings plans to file a proxy statement (the “Transaction Proxy Statement”) with the SEC in connection with the solicitation of proxies to approve the Transaction.

Daniel W. Akins, Wendy A. Beck, Earl E. Fry, Lawrence S. Hershfield, C. Jayne Hrdlicka, Peter R. Ingram, Michael E. McNamara, Crystal K. Rose, Mark D. Schneider, Craig E. Vosburg, Duane E. Woerth and Richard N. Zwern, all of whom are members of Hawaiian Holdings’ board of directors, and Shannon L. Okinaka, Hawaiian Holdings’ chief financial officer, are participants in Hawaiian Holdings’ solicitation. None of such participants owns in excess of one percent of Hawaiian Holdings’ common stock. Additional information regarding such participants, including their direct or indirect interests, by security holdings or otherwise, will be included in the Transaction Proxy Statement and other relevant documents to be filed with the SEC in connection with the Transaction. Please refer to the information relating to the foregoing (other than for Messrs. Akins and Woerth) under the caption “Security Ownership of Certain Beneficial Owners and Management” in Hawaiian Holdings’ definitive proxy statement for its 2023 annual meeting of stockholders (the “2023 Proxy Statement”), which was filed with the SEC on April 5, 2023 and is available at https://www.sec.gov/ix?doc=/Archives/edgar/data/1172222/000117222223000022/ha-20230405.htm#i2d8a68908cc64c37bbeca80e509abb72_31. Since the filing of the 2023 Proxy Statement, (a) each director (other than Mr. Ingram) received a grant of 13,990 restricted stock units that will vest upon the earlier of (i) the day prior to Hawaiian Holdings’ 2024 annual meeting of stockholders or (ii) a change in control of Hawaiian Holdings; (b) Mr. Ingram received a grant of 163,755 restricted stock units; and (c) Ms. Okinaka received a grant of 57,314 restricted stock units. In the Transaction, equity awards held by Mr. Ingram and Ms. Okinaka will be treated in accordance with their respective severance and change in control agreements. As of December 1, 2023, Mr. Ingram beneficially owns 340,964 shares and Ms. Okinaka beneficially owns 86,903 shares. The 2023 proxy statement, under the caption “Executive Compensation—Potential Payments Upon Termination or Change in Control,” contains certain illustrative information on the payments that may be owed to Mr.

Ingram and Ms. Okinaka in a change of control of Hawaiian Holdings. As of December 1, 2023, (a) Mr. Woerth beneficially owns 37,389 shares and (b) Mr. Akins beneficially owns no shares. Mr. Akins received a grant of 13,990 restricted stock units that will vest upon the earlier of (a) the day prior to Hawaiian Holdings’ 2024 annual meeting of stockholders or (b) a change of control.

Promptly after filing the definitive Transaction Proxy Statement with the SEC, Hawaiian Holdings will mail the definitive Transaction Proxy Statement and a WHITE proxy card to each stockholder entitled to vote at the special meeting to consider the Transaction. STOCKHOLDERS ARE URGED TO READ THE TRANSACTION PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS THAT HAWAIIAN HOLDINGS WILL FILE WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Stockholders may obtain, free of charge, the preliminary and definitive versions of the Transaction Proxy Statement, any amendments or supplements thereto, and any other relevant documents filed by Hawaiian Holdings with the SEC in connection with the Transaction at the SEC’s website (http://www.sec.gov). Copies of Hawaiian Holdings’ definitive Transaction Proxy Statement, any amendments or supplements thereto, and any other relevant documents filed by Hawaiian Holdings with the SEC in connection with the Transaction will also be available, free of charge, at Hawaiian Holdings’ investor relations website (https://newsroom.hawaiianairlines.com/investor-relations), or by writing to Hawaiian Holdings, Inc., Attention: Investor Relations, P.O. Box 30008, Honolulu, HI 96820.